Filed pursuant to Rule 424(b)(3)

Registration Statement No. 333-130155

Supplement No. 4

(Dated September 22, 2006)

to

Exabyte Corporation Prospectus

Dated March 31, 2006

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

September 22, 2006

Date of Report (Date of earliest event reported)

EXABYTE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-18033	84-0988566
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2108 55th Street

Boulder, Colorado 80301

(Address of principal executive offices)

(303) 442-4333

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act

☒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01 Entry Into a Material Definitive Agreement

Effective September 22, 2006, Exabyte Corporation (the Company) entered into a Sixth Amendment (the Sixth Amendment) to the Credit and Security Agreement (the Credit Agreement) between the Company and Wells Fargo Business Credit, Inc. (WFBC) dated March 9, 2005.

Under the Sixth Amendment, the Company’s Borrowing Base, as defined in the Credit Agreement, was increased by up to $2,000,000, which is equal to 100% of the principal amount of the borrowings under the Credit Agreement that may be purchased by Tandberg Data ASA (Tandberg) pursuant to a Participation Agreement by and between Tandberg and Wells Fargo Bank, National Association dated September 22, 2006.

Pursuant to the terms and conditions of the Asset Purchase Agreement dated August 29, 2006 (the Purchase Agreement) by and between the Company and Tandberg, under certain circumstances Tandberg is obligated to provide WFBC with an irrevocable letter of credit in an amount up to $2,000,000 to support a further extension of credit by WFBC to the Company. In accordance with a Letter Agreement dated September 22, 2006 between Tandberg and the Company, Tandberg has elected to satisfy such obligation to provide the Company with additional borrowing capacity through the purchase of a participation interest in the Credit Agreement, pursuant to the Participation Agreement.

Copies of the Sixth Amendment and the Letter Agreement are attached as exhibits to this report and are incorporated by reference herein. In addition, a copy of the Fifth Amendment to the Credit Agreement, which was discussed in the Company’s quarterly report on Form 10-Q for the three months ended June 30, 2006, is also attached as an exhibit to this report. The Purchase Agreement was attached as an exhibit to the Company’s report on Form 8-K, dated August 29, 2006.

Item 9.01 Financial Statements and Exhibits

10.1	Sixth Amendment to the Credit and Security Agreement dated March 9, 2005 by and between Exabyte Corporation and Wells Fargo Business Credit, Inc., dated September 22, 2006
10.2	Fifth Amendment to the Credit and Security Agreement dated March 9, 2005 by and between Exabyte Corporation and Wells Fargo Business Credit, Inc., dated July 31, 2006
10.3	Letter Agreement between Exabyte Corporation and Tandberg Data Corp., dated September 22, 2006

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

EXABYTE CORPORATION
(Registrant)

Date	September 28, 2006	By	/s/ Carroll A. Wallace
Carroll A. Wallace
Chief Financial Officer

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